AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 2002
                                                Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                             ABLE LABORATORIES, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                            04-3029787
  ----------------------------                               ----------------
  (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)

                               200 HIGHLAND AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 449-4926
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -------------------

                              DHANANJAY G. WADEKAR
                                    PRESIDENT
                             ABLE LABORATORIES, INC.
                               200 HIGHLAND AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 449-4926
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------

                                   COPIES TO:
                             DAVID A. BROADWIN, ESQ.
                                 FOLEY HOAG LLP
                              155 SEAPORT BOULEVARD
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 832-1259

                               -------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         PROPOSED           PROPOSED
                                       AMOUNT             MAXIMUM            MAXIMUM
  TITLE OF EACH CLASS OF                TO BE          OFFERING PRICE       AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED          REGISTERED (1)     PER SHARE (2)    OFFERING PRICE (2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......   4,559,775            $5.755           $26,241,505             $2,414.22
====================================================================================================================

(1) This number includes 3,589,575 shares issued and issuable upon conversion of all outstanding shares of Series Q Preferred Stock, representing a bona fide estimate of the number of shares needed to effect the conversion of such shares.

(2) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the approximate average of the high and low prices reported on the OTC Bulletin Board on June 13, 2002.

-------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
----------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. SUBJECT TO COMPLETION, DATED JUNE 17, 2002.

                             ABLE LABORATORIES, INC.

                                4,559,775 SHARES

                                  COMMON STOCK

     The selling stockholders are offering up to 4,559,775 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

     The selling stockholders may sell these shares from time to time in the over-the-counter market, on the Boston Stock Exchange, or otherwise.

     Able's common stock is traded on the Boston Stock Exchange and quoted on the OTC Bulletin Board under the symbol "ABLA." The last reported sale price of the common stock on the OTC Bulletin Board on June 13, 2002 was approximately $5.66 per share.

                         ------------------------------
                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                         ------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is June __, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                               -------------------


                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Summary.......................................................................3
Risk Factors..................................................................5
Forward-Looking Statements....................................................8
Use of Proceeds...............................................................8
Dividend Policy...............................................................8
Selling Stockholders..........................................................8
Plan of Distribution.........................................................12
Legal Matters................................................................14
Experts......................................................................14
Disclosure of SEC Position on Indemnification for
  Securities Act Liabilities.................................................14
Where You Can Find More Information..........................................14






     We own or have rights to various trademarks and trade names used in our business. These include ABLE and others. This prospectus also refers to trademarks and trade names of other companies.

================================================================================
                                     SUMMARY

     BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                ABLE LABORATORIES

OUR BUSINESS:   We develop and manufacture generic drugs. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They must meet the same governmental standards as the brand-name drugs they replace, and they must meet all U.S. Food and Drug
                Administration, or FDA, guidelines before they can be made or sold. We can manufacture and market a generic drug only if the patent or other government-mandated market exclusivity period for the brand-name equivalent has expired. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. generic or multi-source drug market approximates $13 billion in annual sales. We believe that this market has grown due to a number of factors, including:

                o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

                o managed care organizations, which typically prefer lower-cost generic drugs to brand-name products, continue to grow in importance and impact in the U.S. health care market; and

                o physicians, pharmacists and consumers increasingly accept generic drugs.

                Our strategy is to focus on developing generic drugs that either have large established markets or are niche products with limited or no competition.

                Our facility consists of 46,000 square feet of manufacturing, warehousing, laboratory and office space, and an additional 34,700 square feet of warehousing and office space in South Plainfield, New Jersey.

                Our products are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions.

                On May 29, 2002 our stockholders approved a plan of recapitalization that resulted in a one-for-fifteen reverse split of our common stock. The reverse split was effective on June 3, 2002. All of the share numbers and per share price information in this prospectus have been adjusted to represent post-split numbers.

OUR ADDRESS:    Our corporate headquarters is located at 200 Highland Avenue,
                Suite 301, Needham, MA 02494. The telephone number at our corporate office is (781) 449-4926, and the facsimile number is
                (781) 449-5190.

                                        3
================================================================================

================================================================================
RISK FACTORS:   An investment in our common stock involves substantial risks. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.

                                  THE OFFERING
COMMON STOCK
OFFERED: All of the 4,559,775 shares offered by this prospectus are being sold by the selling stockholders. Of the shares offered by this prospectus, 3,589,575 may be offered by selling stockholders who hold or held shares of Series Q Preferred Stock which they acquired in private investment transactions in August 2001, 800,000 may be offered by our former chief executive officer who acquired or may acquire such shares upon exercise of outstanding stock options and 170,200 may be offered by selling stockholders who hold warrants which they acquired in a private investment transaction in June 2002.

                Upon conversion of the Series Q Preferred Stock into shares of common stock, we will experience substantial dilution of our common stock. We are issuing the common stock upon conversion of the Series Q Preferred Stock at a substantial discount. Holders of the Series Q Preferred Stock have the right, by converting their shares of preferred stock into shares of common stock, to acquire approximately 58.70 shares of common stock for each share of Series Q Preferred Stock converted.

                Upon exercise of the outstanding stock options and warrants, we will likely experience substantial dilution resulting from the issuance of the shares at a price which is less than the current market price of the common stock.

                If a large number of shares of common stock are issued upon conversion of the Series Q Preferred Stock, or exercise of the outstanding stock options or warrants, and then resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

USE OF
PROCEEDS:       We will not receive any of the proceeds from sales of shares by the selling stockholders.

SERIES Q
PREFERRED
STOCK: Our Series Q Preferred Stock is convertible, from time to time, into shares of our common stock at a ratio of approximately
                58.70 shares of common stock for each share of Series Q Preferred Stock.

                To the extent shares of our common stock are issued upon conversion and then resold into the market, the additional number of shares available for sale in the public market could reduce the market price of our common stock. In addition, the possibility of dilution and a decreased market price could inhibit our opportunities to obtain additional public or private financing when and if needed or on terms acceptable to us.



                                        4
================================================================================

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     IF WE CONTINUE TO INCUR LOSSES, THEN THE VALUE OF OUR COMMON STOCK WILL LIKELY DECLINE.

     We have incurred operating losses in every year since our inception. We had an accumulated deficit of $69,526,707 as of March 31, 2002. We incurred a net loss of $4,472,907 in the year ended December 31, 2001. We reported net income of $1,702,722 for the three months ended March 31, 2002. If we continue to incur operating losses, then the value of our common stock will likely decline and investors could lose their investment.

     Our losses have resulted principally from expenses we incurred in research and development activities, and from general and administrative costs associated with our development efforts. To continue development of our current and proposed products, we will need to expend substantial additional resources to conduct further product development and expand our manufacturing, sales, marketing, regulatory and administrative capabilities. Therefore, we may incur operating losses in the future as we expand our product programs.

     WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     We have been experiencing a period of rapid growth that has been placing a significant strain on all of our resources. Revenue from Able's operations for the year ended December 31, 2001 increased to $16,526,664. Revenue for the three months ended March 31, 2002, increased to $9,303,991. The number of our employees at our South Plainfield, New Jersey facility increased from 95 in March 2001 to 205 in May 2002. We anticipate that our revenues and business activities will continue to grow in 2002. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and our manufacturing processes and compliance programs, as well as the operational and administrative tasks associated with integrating new personnel and managing expanded operations. The challenges inherent in managing growth are significant. If we are unable to meet these challenges, we could experience a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition.

     WE DEPEND ON A NUMBER OF KEY PERSONNEL.

     Our future success depends to a significant degree on the skill, experience and efforts of our chief executive officer and the other members of our senior management team. The loss of any member of our senior management team could have a material adverse effect on our business.

     WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS.

     In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products by their very nature are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. These larger companies, with their greater resources, could bring products to market before us, and could capture a significant share of the market at our expense.

     YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

     If you purchase shares of our common stock offered by this prospectus, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The net tangible book value attributable to the common stock is $4,369,760, or $.38 per share, as of March 31, 2002.

     WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES LOWER THAN MARKET VALUE.

     We are obligated to issue a large number of shares of common stock at prices lower than market value. Therefore, our common stock could lose value if a large number of shares are issued into the market. As of June 13, 2002, approximately 11,623,823 shares of common stock were issued and outstanding. We have issued a large number of securities, such as options, warrants and convertible preferred stock, that are convertible by their holders into shares of common stock. As of June 14, 2002, we were obligated to issue up to approximately 3,501,523 additional shares of common stock upon the conversion of convertible securities. We have also reserved 2,831,949 shares of common stock for issuance pursuant to options and warrants granted to our employees, officers, directors, consultants and others. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors. Also, the exercise of a large number of convertible securities could limit our ability to obtain additional equity capital by selling common stock. In all likelihood, we would be able to sell shares of common stock elsewhere on more favorable terms at the time the holders of convertible securities chose to exercise their rights.

     CONVERSION OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK MAY REDUCE THE MARKET PRICE AND DILUTE THE RELATIVE VOTING POWER OF OUR OUTSTANDING COMMON STOCK.

     The conversion of outstanding shares of preferred stock may result in substantial dilution to the equity interests of current holders of our common stock. Specifically, the issuance of a significant amount of additional shares of our common stock would result in a decrease of the relative voting power of holders of our common stock which was issued and outstanding prior to the conversion of the preferred stock. In addition, public resales of our common stock following conversions of preferred stock may depress the prevailing market price of our common stock. Even prior to the time of actual conversions of the preferred stock, the perception of a significant market "overhang" resulting from the existence of our obligation to honor such conversions could depress the market price of our common stock.

     THE VALUE OF OUR COMMON STOCK FLUCTUATES WIDELY AND INVESTORS COULD LOSE MONEY ON THEIR INVESTMENTS IN OUR STOCK.

     The price of our common stock has fluctuated widely in the past, and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based on a variety of factors, including:

     o    quarterly fluctuations in our operating results;

     o    announcements of new products by us or our competitors;

     o    key personnel losses;

     o    sales of common stock; and

     o developments or announcements with respect to industry standards, patents or proprietary rights.

     Over the past twelve months, the market price of our common stock has fluctuated between approximately $2.55 and approximately $9.15, adjusted to reflect the reverse stock split, and was approximately $5.66 on June 13, 2002. These broad market fluctuations could adversely affect the market price of our common stock, in that at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of a stockholder's investment. Also, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit and we would have to divert management time and attention away from operations. A lawsuit based on the volatility of the stock price in whole or in part could seriously harm our business and your investment.

     WE MAY FACE PRODUCT LIABILITY FOR WHICH WE ARE NOT ADEQUATELY INSURED.

     The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

     INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS.

     Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. For example, for a period of time we were unable to acquire the active drug for our clorazapate dipotassium product, and so we had to discontinue production of the product. The active drug ingredient has since become available again and we have resumed manufacturing the product.


                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of convertible preferred stock that are convertible into the shares of common stock offered by this prospectus. This money was used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. If we earn income on which we would be entitled to declare or pay dividends, we expect that our Board of Directors would decide whether to pay dividends after taking into account various factors including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

     Up to 4,559,775 shares are being offered by this prospectus, all of which are being registered for sale for the accounts of selling stockholders. Unless otherwise noted in the following table, the selling stockholders have obtained or will obtain the common stock offered under this prospectus by converting shares of Series Q Preferred Stock, which we issued to them in private investment transactions in August 2001. As noted in the following table, certain selling stockholders have obtained or will obtain the common stock offered under this prospectus by exercising warrants which we issued them in a private investment transaction in June 2002. Mr. Cusick has obtained or will obtain the common stock offered by this prospectus by exercising certain stock options.

     We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

     Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of June 1, 2002, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus.

     Unless noted in the following tables, no selling stockholder has held any office or maintained any material relationship, except as an investor, with Able, or any of our predecessors or affiliates, over the past three years.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this table are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

                              SELLING STOCKHOLDERS

                                                             SHARES                                 SHARES
                                                       BENEFICIALLY OWNED                     BENEFICIALLY OWNED
                                                        PRIOR TO OFFERING       NUMBER         AFTER OFFERING(1)
                                                       -------------------     OF SHARES      -------------------
                      NAME                              NUMBER   PERCENT(2)     OFFERED       NUMBER    PERCENT(2)
-----------------------------------------------------  -------   ---------     ---------      -------   ---------
Corporate Opportunities Fund, L.P. (3)...............  298,764         3%        298,764         0          *

Corporate Opportunities Fund (Institutional),
L.P. (4).............................................1,610,271        14%      1,610,271         0          *
     c/o Sanders, Morris Harris
     600 Travis, Suite 3100
     Houston, TX 77002

Sanders Opportunity Fund, L.P. (5)...................   49,485         *          33,694      15,791        *

Sanders Opportunity Fund (Institutional), L.P. (5)...  166,710         1%        113,058      53,652        *

James C. Gale (6)....................................  146,753         1%        146,753         0          *

Jerry Treppel........................................  161,428         1%        161,428         0          *

Paul Donofrio........................................   58,701         *          58,701         0          *

John N. Kapoor Trust DTD 9/20/89 (7).................   88,052         *          88,052         0          *

Hare & Co. FBO Robert Sablowsky......................   36,017         *          29,351       6,666        *

Robert M. Adams......................................   43,239         *          29,351      13,888        *

Michael Gironta......................................   50,184         *          29,351      20,833        *

Howard Silverman ....................................   57,128         *          29,351      27,777        *

Tucker Anthony Inc., Custodian for Christiane
Olsen, IRA...........................................   21,341         *          14,675       6,666        *

B. Michael Pisani....................................   29,351         *          29,351         0          *

Lionel G. Hest and Amy Hest, JTWROS .................   57,128         *          29,351      27,777        *

Hare & Co., FBO Barry Richter........................   21,619         *          14,675       6,944        *

Charles L. Greenberg & Donna Greenberg JTWROS .......   16,008         *          14,675       1,333        *

Tucker Anthony Inc., Custodian for Charles
Greenberg IRA........................................   23,755         *          14,675       9,080        *

Paul Shapses ........................................   11,740         *          11,740         0          *

Venkata R. Maddineni.................................    5,870         *           5,870         0          *

John Lott ...........................................    2,935         *           2,935         0          *

Sean Galligan........................................    5,870         *           5,870         0          *

Dhananjay G. Wadekar (8).............................  885,484         7%         76,151     809,333       7%
     c/o Able Laboratories, Inc.
     200 Highland Avenue
     Needham, MA 02494

Neeta D. Wadekar Trust (9)...........................   76,151         *          76,151         0          *

Carolyn A. Cusick (10)...............................  149,688         1%        149,688         0          *

Harry Silverman (11).................................  162,851         1%         29,351     133,500       1%

James B. Klint and Kristin E. Klint TTEES,
The Klint Family Trust u/a/d 2/11/93 as
separate property of James B. Klint (12).............  122,684         1%         29,351      93,333        *

Shashi Shah (13).....................................   88,008         *          14,675      73,333        *

Kamlesh Haribhakti (14)..............................   79,675         *          14,675      65,000        *

Shailesh Daftari (15)................................  121,758         1%         14,675     107,083        *

Loken Patel (16).....................................   46,017         *          29,351      16,666        *

Robert E. Cawthorn  .................................  102,727         *         102,727         0          *

Charles J. Koelsch  .................................   59,351         *          29,351      30,000        *

Skekhar G. Wadekar & Varsha Bhide....................   14,675         *          14,675         0          *

Guari Tadvalkar & Ravindra Tadvalkar.................    8,805         *           8,805         0          *

David Ivey...........................................   38,604         *          29,351       9,253        *

The CaroMor Trust (17)...............................   29,351         *          29,351         0          *

Dwight Nix (18)......................................   31,680         *          23,480       8,200        *

Bruce C. Warwick (19) ...............................   25,041         *          18,375       6,666        *

Ramesh Akella (20)...................................   88,052         *          88,052         0          *

The Dragon Trust.....................................  102,727         *         102,727         0          *

Catherine M. Frost ..................................   36,650         *          29,351       7,299        *

The Horizon Trust F/B/O Ashwin D. Wadekar (21).......   23,138         *           8,805      14,333        *

The Horizon Trust F/B/O Neha D. Wadekar (22).........   23,138         *           8,805      14,333        *

S. R. Kulkarni ......................................    5,870         *           5,870         0          *

Indu Kale............................................   23,480         *          23,480         0          *

Rashmee Tadvalkar Trust (23).........................    5,870         *           5,870         0          *

Robert A.  Capasso ..................................   11,740         *          11,740         0          *

C. Robert Cusick (24)................................1,001,238         8%        805,550     195,688       1%
     c/o Able Laboratories, Inc.
     200 Highland Avenue
     Needham, MA 02494

Anand Adya (25)......................................    3,700         *           3,700         0          *

Al Hansen (26).......................................   45,366         *           3,700      41,666        *

--------------------
  *  less than one percent.

(1) Assumes that all shares of common stock offered in this prospectus will be sold.
(2) Based on approximately 11,623,823 shares of common stock issued and outstanding as of June 13, 2002, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table.
(3) Includes 275,602 shares of common stock issuable upon conversion of shares of Series Q Preferred Stock and 23,162 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002. James Gale is the individual who has voting and investment decision authority over this investment.
(4) Includes 1,485,433 shares of common stock issuable upon conversion of shares of Series Q Preferred Stock and 124,838 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002.
(5) Don A. Sanders is the individual who has voting and investment decision authority over this investment.
(6) Mr. Gale is the Chief Investment Officer of Sanders Morris Harris which acted as the placement agent in the private investment transaction in December 2001. Mr. Gale is the trustee of the Ariana Gale Trust which owns 41,667 shares of common stock.
(7) John N. Kapoor is the individual who has voting and investment decision authority over this investment.
(8) Dhananjay G. Wadekar is the Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of Able Laboratories, Inc. Includes 73,376 shares of common stock issuable upon conversion of shares of Series Q Preferred Stock and 2,775 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002. Includes 800,000 shares of common stock subject to options exercisable within 60 days of the date of this table.

(9) Neeta D. Wadekar is an employee of Able Laboratories and the spouse of Dhananjay G. Wadekar, the Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of Able Laboratories, Inc. Includes 73,376 shares of common stock issuable upon conversion of shares of Series Q Preferred Stock and 2,775 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002.
(10) Carolyn Cusick is the spouse of C. Robert Cusick, the former Chairman of the Board and Chief Executive Officer of Able Laboratories.
(11) Harry Silverman is a Director of Able Laboratories, Inc. Includes 83,333 shares of common stock subject to options exercisable within 60 days of the date of this table.
(12) James Klint is a Director of Able Laboratories, Inc. Includes 83,333 shares of common stock subject to options exercisable within 60 days of the date of this table.
(13) Shashi Shah is an employee of Able Laboratories, Inc. Includes 73,333 shares of common stock subject to options exercisable within 60 days of the date of this table.
(14) Kamlesh Haribhakti is an employee of Able Laboratories, Inc. Includes 65,000 shares of common stock subject to options exercisable within 60 days of the date of this table.
(15) Shailesh Daftari is an employee of Able Laboratories, Inc. Includes 107,083 shares of common stock subject to options exercisable within 60 days of the date of this table.
(16) Loken Patel is an employee of Able Laboratories, Inc. Includes 16,666 shares of common stock subject to options exercisable within 60 days of the date of this table.
(17) John Izard, Jr. is the individual who has voting and investment decision authority over this investment.
(18) Includes 5,333 shares of common stock subject to options exercisable within 60 days of the date of this table. Dwight Nix is an employee of Able Laboratories.
(19) Bruce Warwick was an employee of Wolf & Company, the company's auditors, until May 15, 2000. Includes 14,675 shares of common stock issuable upon conversion of shares of Series Q Preferred Stock and 3,700 shares of common stock issuable upon exercise of warrants issued as part of a private investment in June 2002.
(20) Ramesh Akella is a partner with Phoenix Capital. Phoenix Capital assisted Able Laboratories with the sale of the Series Q Preferred Stock.
(21) Peter A. Wilson is the trustee of this trust. Ashwin D. Wadekar is the son of Dhananjay Wadekar, Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of Able Laboratories, Inc.
(22) Peter A. Wilson is the trustee of this trust. Neha D. Wadekar is the daughter of Dhananjay Wadekar, Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of Able Laboratories, Inc.
(23) Henry W. Comstock is the trustee of this trust.
(24) C. Robert Cusick is our former Chairman of the Board and Chief Executive Officer of Able Laboratories. All of the shares included in this prospectus were issued or are issuable upon exercise of outstanding stock options held by Mr. Cusick. Includes 740,000 shares of common stock subject to options exercisable by Mr. Cusick within 60 days of the date of this table. Mr. Cusick's spouse owns shares of Series Q Preferred Stock which are convertible into 149,688 shares of common stock.
(25) Includes 3,700 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002.
(26) Includes 3,700 shares of common stock issuable upon exercise of warrants issued as part of a private investment transaction in June 2002.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledges, donees, transferees or other successors in interest. The selling stockholders may sell any or all of their shares of common stock on the OTC Bulletin Board, on the Boston Stock Exchange or otherwise, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

     o    the name of each of the participating broker-dealers;
     o    the number of shares involved;
     o    the price at which the shares were sold;
     o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
     o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    any other facts material to the transaction.

     We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Foley Hoag LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements for each of the fiscal years ended December 31, 2001 and 2000, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Company, P.C., independent certified public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Company, P.C., as experts in accounting and auditing.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Able, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):

     o   Our Annual Report on Form 10-K for the year ended December 31, 2001;
     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
     o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

     o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and
     o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

     You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                            Investor Relations
                            Able Laboratories, Inc.
                            200 Highland Avenue
                            Needham, Massachusetts 02494
                            Telephone:  (781) 449-4926

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.


Securities and Exchange Commission registration fee................ $ 2,414.22
Boston Stock Exchange listing additional shares fee................   5,000.00
Accounting fees and expenses.......................................   2,000.00
Legal fees and expenses............................................  12,000.00
Printing, EDGAR formatting and mailing expenses....................   2,000.00
Miscellaneous......................................................   1,585.78
                                                                    ----------
     Total......................................................... $25,000.00
                                                                    ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former director or officers or employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses."

     (B) Article 9 of the Company's Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     (C) Article VII of the Company's By-laws contains the following provisions relating to indemnification of officers and directors:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

         The effect of these provisions would be to permit indemnification by the Company of for, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

ITEM 16.  EXHIBITS

EXHIBIT NO.        NAME OF EXHIBIT
-----------        ---------------
     4.1    Specimen certificate for common stock (previously filed).

     4.2 Stock Purchase Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.3 Certificate of Designations, Preferences and Rights of Series Q Preferred Stock (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.4 Registration Rights Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.3 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.5 *Stock Option in the name of C. Robert Cusick, dated November 19, 1998. (filed as Exhibit 10.81 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998).

     4.6 *Stock Option in the name of C. Robert Cusick, dated February 4, 1999 (filed as Exhibit 10.8 to the Company's Report on Form 10-Q for the quarter ended March 31, 1999).

     4.7 *Stock Option in the name of C. Robert Cusick, dated February 24, 1999 (filed as Exhibit 10.91 to the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1999).

     4.8 *Stock Option in the name of C. Robert Cusick, dated February 24, 2001 (filed as Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference).

     4.9    Form of Warrant to Purchase Stock dated June 14, 2002.

     5.1    Opinion of Foley Hoag LLP

    23.1    Consent of Wolf & Company, P.C.

    23.2    Consent of Foley Hoag LLP (included in Exhibit 5.1)

    24.1    Power of Attorney

* Indicates a management contract or any compensatory plan, contract or arrangement.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, June 17, 2002.

                                                  ABLE LABORATORIES, INC.

                                                  By: /s/ Dhananjay G. Wadekar
                                                      ------------------------
                                                      President


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Able Laboratories, Inc., hereby severally constitute and appoint each of Dhananjay G. Wadekar and Harry Silverman our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Able Laboratories, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering that may be filed under said Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of June 17, 2002.


        SIGNATURE                    DATE                   TITLE
        ---------                    ----                   -----
                                                  Chairman of the Board, Chief
/s/ Dhananjay G. Wadekar         June 17, 2002    Executive Officer, President
..............................                     and Treasurer
Dhananjay G. Wadekar                              (PRINCIPAL EXECUTIVE OFFICER,
                                                  PRINCIPAL FINANCIAL AND
                                                  ACCOUNTING OFFICER)

/s/ James B. Klint               June 17, 2002    Director
..............................
James B. Klint


/s/ F. Howard Schneider          June 17, 2002    Director
..............................
F. Howard Schneider


/s/ Harry Silverman              June 17, 2002    Director
..............................
Harry Silverman

                                  EXHIBIT INDEX

EXHIBIT NO.        NAME OF EXHIBIT
-----------        ---------------
     4.1    Specimen certificate for common stock (previously filed).

     4.2 Stock Purchase Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.3 Certificate of Designations, Preferences and Rights of Series Q Preferred Stock (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.4 Registration Rights Agreement for Series Q Preferred Stock dated August 15, 2001 (filed as Exhibit 4.3 to the Company's Current Report on Form 8-K filed August 31, 2001 and incorporated by referenced).

     4.5 *Stock Option in the name of C. Robert Cusick, dated November 19, 1998. (filed as Exhibit 10.81 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998).

     4.6 *Stock Option in the name of C. Robert Cusick, dated February 4, 1999 (filed as Exhibit 10.8 to the Company's Report on Form 10-Q for the quarter ended March 31, 1999).

     4.7 *Stock Option in the name of C. Robert Cusick, dated February 24, 1999 (filed as Exhibit 10.91 to the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1999).

     4.8 *Stock Option in the name of C. Robert Cusick, dated February 24, 2001 (filed as Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference).

     4.9    Form of Warrant to Purchase Stock dated June 14, 2002.

     5.1    Opinion of Foley Hoag LLP

    23.1    Consent of Wolf & Company, P.C.

    23.2    Consent of Foley Hoag LLP (included in Exhibit 5.1)

    24.1    Power of Attorney

* Indicates a management contract or any compensatory plan, contract or arrangement.